SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒                            Filed by a Party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material under Rule 14a-12

AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Autodesk, Inc. (“Autodesk”) intends to send the following information to Autodesk employees in connection with Autodesk’s Special Meeting of Stockholders to be held on November 10, 2005 (the “Special Meeting”), regarding the proposed Autodesk 2006 Employee Stock Plan. A copy of the 2006 Employee Stock Plan, as currently proposed for approval at the Special Meeting, can be found by reference to Appendix A to Autodesk’s Special Proxy Statement filed on September 27, 2005 (Commission File No. 000-14338).

Autodesk Employees,

The proxy statement and voting instructions for the proposed Stock Option Plan have been sent. All employees who owned shares (not options) on September 15 should receive these documents.

Employees who chose electronic delivery should have received this information and voted by now. If you have not received this information, please contact your broker directly. Employees who did not sign up for electronic delivery of shareholder information will receive this information by mail in the coming weeks. Be on the look out for it.

Voting is simple and each vote is important to ensure that Autodesk has a stock option plan after March 2006.

If you need more information on this vote for a new stock option plan please see the stock pages on Infosys.

Feel free to contact the Stock Administrator or John Clancy with any questions.